Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jarrod Yahes

Head of Investor Relations

ExlService Holdings, Inc

350 Park Avenue

New York, NY 10022

(212) 277-7109

ir@exlservice.com

EXL REPORTS 2008 SECOND QUARTER RESULTS

Second Quarter Revenues Grew 25% Year Over Year

Adjusted Income From Operations Increased 71% Year Over Year

New York, NY – August 6, 2008 – ExlService Holdings, Inc. (NASDAQ: EXLS), a leading provider of Outsourcing and Transformation Services, today announced its financial results for the quarter ended June 30, 2008.

The Company’s financial highlights for the second quarter of 2008 include:

•	Revenues for the quarter increased 25.1% to $53.8 million from $43.0 million in the quarter ended June 30, 2007.

•	Gross margin for the quarter was 37.0% compared to 33.1% in the quarter ended June 30, 2007.

•

Operating margin for the quarter was 9.8% compared to 6.1% in the quarter ended June 30, 2007; adjusted operating margin for the quarter, excluding the impact of stock-based compensation expense and amortization of intangibles, was 13.7% compared to 10.0% in the quarter ended June 30, 2007.

•

Income from operations for the quarter was $5.3 million compared to $2.6 million for the quarter ended June 30, 2007; adjusted income from operations, excluding the impact of stock-based compensation expense and amortization of intangibles, for the quarter was $7.4 million compared to $4.3 million for the quarter ended June 30, 2007.

•	Net income to common stockholders for the quarter was $5.3 million compared to $5.6 million in the quarter ended June 30, 2007.

•

Diluted GAAP earnings per share to common stockholders was $0.18 for the quarter compared to $0.19 in the quarter ended June 30, 2007; adjusted earnings per share on a diluted basis, excluding the impact of stock-based compensation expense and amortization of intangibles, was $0.23 for the quarter compared to $0.24 in the quarter ended June 30, 2007.

Reconciliations of adjusted financial measures to GAAP are included at the end of this release. Effective April 1, 2008 the Company has revised its three previous reporting segments into two segments, Outsourcing Services and Transformation Services, to match the way our business now operates and markets its products.

Rohit Kapoor, President and CEO of EXL, commented: “As the economic environment in the US, UK and Europe continues to become more challenging, our clients are actively seeking strategic cost management solutions. We are pleased that EXL’s vision of delivering both Outsourcing and Transformation services is playing well to this market trend. Our performance this quarter was led by rapid growth in our Transformation business across a well diversified base of client relationships. From an operational perspective, this quarter we are proud to have achieved record low attrition levels and at the same time we have improved our margins. With the resolution of Aviva’s strategic review process and the extension of our contract with two of our largest customers, EXL is now fully focused on adding new client relationships and growing our business. We have an extremely strong balance sheet and are well positioned to execute strategic acquisitions and continue to make growth-oriented investments.”

Matt Appel, CFO of EXL, commented: “EXL’s second quarter financial results reflect strong profitability performance. Our adjusted operating margins for the second quarter of 2008 expanded to 13.7% from 10.0% a year earlier despite the annual wage increases granted during the quarter as well as the headwind related to the opening of our Philippines facility in April 2008. We are particularly pleased with the growth in our adjusted operating margin which reflects the operating performance of our business. As a result of one time charges related to the transfer of the Aviva Pune BOT, the volatile foreign exchange environment and lower volumes expected at select clients in the second half of 2008 we are adjusting our guidance for 2008. We continue to believe that the fundamentals of our business model, including our long term growth rate and adjusted operating margins, are intact.”

Financial Highlights – Second Quarter 2008

•

Revenues for the quarter ended June 30, 2008 increased 25.1% to $53.8 million from $43.0 million in the quarter ended June 30, 2007. Second quarter revenues grew by 5.6% as compared to the quarter ended March 31, 2008 due to sequential revenue growth of 14.3% in Transformation Services and 3.6% in Outsourcing Services.

•

Gross margin for the quarter ended June 30, 2008 was 37.0% compared to 33.1% for the quarter ended June 30, 2007 and 36.5% for the quarter ended March 31, 2008. Second quarter 2008 gross margin increased as compared to the previous quarter due to the positive impact of exchange rates during the quarter offset by company-wide annual wage increases and costs associated with the opening of our new Philippines facility.

•

Operating margin for the quarter ended June 30, 2008 was 9.8%, compared to 6.1% for the quarter ended June 30, 2007 and 9.9% for the quarter ended March 31, 2008. Second quarter 2008 operating margin remained equal with the previous quarter as a result of increased gross margins and favorable exchange rate movements offset by increased stock-compensation expense for 2008 grants and costs related to the opening of our new Philippines facility. Adjusted operating margin, excluding the impact of stock-based compensation expense and amortization of intangibles, for the quarter ended June 30, 2008 was 13.7% compared to 10.0% for the quarter ended June 30, 2007 and 12.3% for the quarter ended March 31, 2008.

•

Net income to common stockholders for the quarter ended June 30, 2008 was $5.3 million compared to $5.6 million for the quarter ended June 30, 2007 and $6.8 million for the quarter ended March 31, 2008. Net income for the second quarter of 2008 was negatively impacted as compared to the quarter ended March 31, 2008 by foreign exchange losses (on hedge contracts and non-cash balance sheet revaluation) related to the significant depreciation of the Indian rupee and Philippine peso during the second quarter.

•

Adjusted earnings per share, excluding the impact of stock-based compensation expense and amortization of intangibles, for the quarter ended June 30, 2008 was $0.23 as compared to $0.24 for the quarter ended June 30, 2007 and $0.26 for the quarter ended March 31, 2008.

•

Revenues generated from our largest client represented 22.3% of total revenues for the quarter ended June 30, 2008 as compared to 28.8% for the quarter ended June 30, 2007. Revenues generated from our three largest clients represented 51.5% of total revenues for the quarter ended June 30, 2008 as compared to 59.4% for the quarter ended June 30, 2007.

Business Highlights – Second Quarter 2008

•

We experienced record low quarterly attrition of 29% compared to 32% for the first quarter of 2008 and 42% for the second quarter of 2007. As of June 30, 2008, EXL had a headcount of approximately 10,600 individuals (including personnel managed under structured client service agreements) representing an increase of approximately 100 from the first quarter of 2008.

•	In an environment where new customer contracts have been delayed and ramp ups on existing clients have been slower than anticipated, we have:

•	Signed two new Outsourcing Services clients and three new Transformation Services clients.

•	Signed contracts with two additional existing insurance clients to deliver Outsourcing Services from our new Philippines facility.

•	Entered into contract extensions with our two largest clients: Aviva through February 2012 and Centrica through January 2010.

•

Appointed Kiran Karnik as an independent director on EXL’s board with effect from September 25, 2008. Mr. Karnik was the immediate past President of NASSCOM, India’s industry body representing companies in the information technology (IT) and IT-enabled services sectors.

2008 Outlook

Based on current visibility, the Company is providing the following guidance for calendar year 2008 based on current exchange rates:

•	Revenues of $200 to $205 million. Adjustment to our previous guidance is due to lower volumes expected at select clients during the second half of 2008.

•	Maintaining guidance for adjusted operating margin, excluding the impact of stock-based compensation expense and amortization of intangibles, at 12.0%

•	GAAP EPS of $0.65 per diluted share. The change in GAAP EPS guidance is primarily attributable to:

•	One-time charges of $0.09 comprised of:

•

Capital gains and dividend distribution taxes arising from the transfer of the Aviva Pune BOT of $0.07. Indian tax law imposes a capital gains tax on the difference between the value of an entity calculated pursuant to certain government regulations and the original investment and a separate tax on dividends paid by a subsidiary to its parent company.

•	Transaction costs of $0.02 related to the recent sale of Aviva’s offshore business.

•	Losses on foreign exchange hedge contracts and non-cash balance sheet revaluation of $0.03 due to timing and volume mismatches for the various currencies in which we conduct our business.

•	Lower volumes at select clients of $0.03.

•	Timing of revenues and higher costs associated with the opening of our Philippines facility of $0.03.

•

Calendar year guidance includes approximately $16 million of revenue, and $0.06 of GAAP EPS related to the Aviva Pune BOT. The subsidiary that operates the Aviva Pune BOT is expected to transfer on August 11, 2008.

Conference Call

EXL will host a conference call on Thursday, August 7, at 10:00 a.m. (ET) to discuss the Company’s quarterly results and discuss the Company’s operating performance and financial outlook. The conference call will be available live via the internet by accessing the EXL web site at www.exlservice.com, where the accompanying presentation can also be accessed. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software.

To listen to the conference call via phone, please dial +1-800-573-4840 or 1-617-224-4326 and enter “80598656”. For those who cannot access the live broadcast, a replay will be available by dialing +1-888-286-8010 or +1-617-801-6888 and enter “47181985” from two hours after the end of the call until 11:59 p.m. (EST) on August 14, 2008. The replay will also be available at the EXL web site.

About ExlService Holdings, Inc.

ExlService Holdings, Inc. (Nasdaq: EXLS - News) is a leading provider of Outsourcing and Transformation Services. EXL’s Outsourcing Services include a full spectrum of business process outsourcing services from offshore delivery centers requiring ongoing process management skills. Transformation Services enable continuous improvement of client processes by bringing together EXL’s capabilities in reengineering including Six Sigma process improvement, research & analytics, and risk advisory services. Headquartered in New York, EXL primarily serves the needs of Global 1000 companies in the insurance, utilities, financial services, healthcare, telecommunications and transportation sectors. Find additional information about EXL at www.exlservice.com.

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors are discussed in more details in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. These risks could cause actual results to differ materially from those implied by forward-looking statements in this release.

You should keep in mind that any forward-looking statement made herein, or elsewhere, speaks only as of the date on which it is made. New risks and uncertainties come up from time to time, and it is impossible to predict these events or how they may affect the Company. The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

EXLSERVICE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenues	$53,815,795	$42,646,251	$104,764,425	$82,150,252
Revenues (from related parties)	—	373,588	—	724,035

Total revenues	$53,815,795	$43,019,839	$104,764,425	$82,874,287
Cost of revenues (exclusive of depreciation and amortization)	33,911,941	28,798,645	66,276,768	53,280,613

Gross profit	19,903,854	14,221,194	38,487,657	29,593,674

Operating expenses:
General and administrative expenses	8,599,809	6,805,341	17,064,858	12,840,888
Selling and marketing expenses	2,910,467	2,027,727	5,284,817	3,991,257
Depreciation and amortization	3,133,158	2,764,035	5,836,197	5,204,937

Total operating expenses	14,643,434	11,597,103	28,185,872	22,037,082

Income from operations	5,260,420	2,624,091	10,301,785	7,556,592
Other income/(expense):
Foreign exchange gain/(loss)	(143,581)	2,294,904	1,673,227	2,865,011
Interest and other income	611,446	1,018,782	1,191,924	2,026,584
Interest expense	(7,631)	(9,559)	(41,931)	(27,080)

Income before income taxes	5,720,654	5,928,218	13,125,005	12,421,107
Income tax provision/(benefit)	456,582	308,170	1,061,121	1,392,433

Net income to common stockholders	$5,264,072	$5,620,048	$12,063,884	$11,028,674

Basic earnings per share to common stockholders	$0.18	$0.20	$0.42	$0.39
Diluted earnings per share to common stockholders	$0.18	$0.19	$0.41	$0.38
Weighted-average number of shares used in computing earnings per share:
Basic	28,799,510	28,495,781	28,778,337	28,319,530
Diluted	29,351,038	29,210,372	29,321,982	29,050,897

Note: Amounts may not foot due to rounding.

EXLSERVICE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$97,666,533	$102,209,734
Restricted cash	242,871	285,089
Short-term investments	258,368	252,561
Accounts receivable, net of allowance for doubtful accounts of $126,030 at June 30, 2008 and of $85,539 at December 31, 2007	43,985,148	38,513,774
Accounts receivable from related parties	—	338,629
Employee receivables	483,474	225,624
Prepaid expenses	2,389,727	2,947,064
Deferred tax assets	3,373,595	3,279,715
Prepaid income tax	533,959	—
Other current assets	1,987,142	7,541,165

Total current assets	150,920,817	155,593,355

Fixed assets, net	27,797,270	25,244,603
Intangibles, net of amortization	101,247	340,000
Goodwill	17,695,657	16,785,487
Restricted cash	324,911	304,316
Deferred tax assets	4,879,548	4,498,449
Other assets	9,956,772	8,047,497

Total assets	$211,676,222	$210,813,707

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,981,704	$6,389,425
Deferred revenue	4,056,755	4,440,261
Accrued employee cost	10,832,758	13,774,306
Other accrued expenses and current liabilities	22,370,751	10,563,187
Income taxes payable	—	729,715
Current portion of capital lease obligation	118,881	125,960

Total current liabilities	39,360,849	36,022,854

Capital lease obligations, less current portion	226,965	258,399
Other non current liabilities	5,655,728	552,685

Total liabilities	45,243,542	36,833,938

Preferred stock, $0.001 par value; 15,000,000 shares authorized	—	—
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized, 28,980,198 shares issued and outstanding as of June 30, 2008 and 28,891,043 shares issued and outstanding as of December 31, 2007	28,980	28,891
Additional paid-in capital	114,335,764	110,988,552
Retained earnings	67,677,066	55,708,233
Accumulated other comprehensive income/(loss)	(15,264,369)	7,570,026

	166,777,441	174,295,702

Less: 164,943 shares as at June 30, 2008 and 163,690 shares as at December 31, 2007, held in treasury, at cost	(344,761)	(315,933)

Total stockholders’ equity	166,432,680	173,979,769

Total liabilities and stockholders’ equity	$211,676,222	$210,813,707

Note: Amounts may not foot due to rounding.

EXLSERVICE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Reconciliation of Adjusted Financial Measures to GAAP Measures

In addition to its reported operating results in accordance with U.S. generally accepted accounting principles (GAAP), EXL has included in this release adjusted financial measures that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that these adjusted financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results because the adjustments eliminate the impact of the following two items which do not directly link to the Company’s ongoing performance: (i) differences in stock compensation accounting policies between periods and (ii) expenses associated with the amortization of acquisition-related intangibles. The Company also believes that it is unreasonably difficult to provide its financial outlook in accordance with GAAP for a number of reasons including, without limitation, the Company’s inability to predict its future stock-based compensation expense under FAS 123R and the amortization of intangibles associated with further acquisitions. The adjusted financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from those financial statements should be carefully evaluated.

The following table shows the reconciliation of these adjusted financial measures from GAAP measures for the three month and six month periods ended June 30, 2008 and June 30, 2007 and the three months ended March 31, 2008:

(Numbers in thousands except share data)

	Three Months Ended June 30,				Three Months Ended June 30,
	2008 US GAAP	Adjustments		2008 Non-GAAP	2007 US GAAP	Adjustments		2007 Non-GAAP
Revenues	$53,816	$—		$53,816	$43,020	$—		$43,020
Cost of revenues (exclusive of depreciation and amortization)	33,912	(455	) (a)	33,457	28,799	(289	) (a)	28,510

Gross profit	19,904	455		20,358	14,221	289		14,510
Gross Margin %	37.0%			37.8%	33.1%			33.7%
Selling, general and administrative expenses	11,510	(1,432	) (a)	10,078	8,833	(802	) (a)	8,031
Depreciation and amortization expense	3,133	(221	) (b)	2,913	2,764	(590	) (b)	2,174

Income from operations	$5,260	$2,107		$7,368	$2,624	$1,681		$4,305

Operating Margin %	9.8%			13.7%	6.1%			10.0%
Net Income to common stockholders	$5,264	$1,552	(c)	$6,816	$5,620	$1,368	(c)	$6,988
Diluted earnings per share	$0.18	$0.05		$0.23	$0.19	$0.05		$0.24
Weighted average number of common and dilutive shares outstanding	29,351,038	29,351,038		29,351,038	29,210,372	29,210,372		29,210,372

Note: Amounts may not foot due to rounding.

(a)	To exclude stock-based compensation expense under FAS 123R.
(b)	To exclude amortization of acquisition-related intangibles.
(c)	To exclude stock-based compensation expense under FAS 123R and amortization of acquisition-related intangibles net of applicable tax benefit.

	Six Months Ended June 30,				Six Months Ended June 30,
	2008 US GAAP	Adjustments		2008 Non-GAAP	2007 US GAAP	Adjustments		2007 Non-GAAP
Revenues	$104,764	$—		$104,764	$82,874	$—		$82,874
Cost of revenues (exclusive of depreciation and amortization)	66,277	(587	) (a)	65,689	53,281	(501	) (a)	52,779

Gross profit	38,488	587		39,075	29,594	501		30,095
Gross Margin %	36.7%			37.3%	35.7%			36.3%
Selling, general and administrative expenses	22,350	(2,288	) (a)	20,063	16,832	(1,418	) (a)	15,415
Depreciation and amortization expense	5,836	(433	) (b)	5,403	5,205	(1,180	) (b)	4,025

Income from operations	$10,301	$3,308		$13,608	$7,557	$3,099		$10,656

Operating Margin %	9.8%			13.0%	9.1%			12.9%
Net Income to common stockholders	$12,064	$2,386	(c)	$14,450	$11,029	$2,206	(c)	$13,235
Diluted earnings per share	$0.41	$0.08		$0.49	$0.38	$0.08		$0.46
Weighted average number of common and dilutive shares outstanding	29,321,982	29,321,982		29,321,982	29,050,897	29,050,897		29,050,897

Note: Amounts may not foot due to rounding.

(a)	To exclude stock-based compensation expense under FAS 123R.
(b)	To exclude amortization of acquisition-related intangibles.
(c)	To exclude stock-based compensation expense under FAS 123R and amortization of acquisition-related intangibles net of applicable tax benefit.

	Three Months Ended March 31,
	2008 US GAAP	Adjustments		2008 Non-GAAP
Revenues	$50,949	$—		$50,949
Cost of revenues (exclusive of depreciation and amortization)	32,365	(133	) (a)	32,232

Gross profit	18,584	133		18,717
Gross Margin %	36.5%			36.7%
Selling, general and administrative expenses	10,839	(856	) (a)	9,984
Depreciation and amortization expense	2,703	(212	) (b)	2,491

Income from operations	$5,041	$1,200		$6,242

Operating Margin %	9.9%			12.3%
Net Income to common stockholders	$6,800	$834	(c)	$7,634
Diluted earnings per share	$0.23	$0.03		$0.26
Weighted average number of common and dilutive shares outstanding	29,292,838	29,292,838		29,292,838

Note: Amounts may not foot due to rounding.

(a)	To exclude stock-based compensation expense under FAS 123R.
(b)	To exclude amortization of acquisition-related intangibles.
(c)	To exclude stock-based compensation expense under FAS 123R and amortization of acquisition-related intangibles net of applicable tax benefit.